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                                                                  EXHIBIT 10 (h)
                                                                  -------------

                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------

                  NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT
                  ---------------------------------------------

         THIS AGREEMENT made this lst day of July, 1993 is by and between COMPUTER TASK GROUP, INCORPORATED, a New York corporation having its principal executive office at 800 Delaware Avenue, Buffalo, New York (the "Company") and GALE S. FITZGERALD, an individual residing at 202 Deerfield Land North, Pleasantville, New York 10570 ("Fitzgerald"). For purposes of this Agreement, the term "Company" shall also include any subsidiary of the Company when 51 % or more of the outstanding voting shares of such subsidiary are owned directly or indirectly by the Company.

         WHEREAS, Fitzgerald is an executive officer of the Company employed as President and Chief Operating Officer; and

         WHEREAS, Fitzgerald is to become a Director of the Company and is expected to continue in that capacity during her tenure as President and Chief Operating Officer; and

         WHEREAS, Fitzgerald possesses in-depth knowledge of the Company's business, trade secrets, operations and financial condition, forecasts of its operations, its marketing and business strategies and plans and other confidential/proprietary information, including but not limited to, client lists, confidential customer information as furnished to the Company by its clients, management/technical staff lists and related managerial and operational specifications and controls, operating policies and procedures, financial information and annual and long-range plans (collectively the "Confidential Information"); and

         WHEREAS, substantial injury and loss would be suffered by the Company if Fitzgerald should use or disclose Confidential Information which she obtained through her employment or should interfere with the employment relationships between the Company and its other employees by inducing any of those employees to terminate their employment with the Company; and

         WHEREAS, the Company and the Fitzgerald are agreeable to entering into an agreement governing those matters upon the terms and conditions hereinafter set FORTH;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company and the Fitzgerald agree as follows:

         1. CUSTOMER RELATIONSHIPS. Fitzgerald agrees that, except in the ordinary course of her employment with the Company, she will not, without the prior written consent of the Company, at any time during her employment with the Company and for six (6) months after termination of such employment, whether such termination be voluntary or involuntary, or with or without cause, directly or indirectly, either as an individual, officer, partner, consultant, contractor, employee, agent, shareholder, or financial backer of any firm or corporation:

                  (a) sell or offer to sell, to any customer of the Company, any goods or services of the type sold by the Company;

                  (b) solicit any customer of the Company to purchase any such goods or services from any person, firm or corporation other than the Company;

                  (c) solicit any customer to terminate any existing business relationship with the-Company or encourage any customer not to enter into any business relationship with the Company; or

                  (d) assist or encourage any person, firm or corporation in any way to do or attempt to do any of the foregoing.

         As used in this paragraph 1, a customer shall mean and include any person, firm or corporation who (i) purchased any goods or services from the Company at any time during the last year of the Fitzgerald's employment with the Company or at any time during the six (6) months after the termination of such employment.


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         Notwithstanding anything to the contrary contained herein, in the event of (i) the sale, exchange or other disposition of all or substantially all the assets of the Company, the transfer of share voting control of the Company from its present controlling shareholders to any other person, firm or corporation or affiliated group thereof or the consolidation or merger of the Company with or into any corporation not controlled directly or indirectly by the Company's controlling shareholders at the time of such merger and (ii) the termination by the Company or its successor of Fitzgerald's employment, with or without cause, within six (6) months before or after any such disposition, transfer or consolidation or merger, the restrictions of Paragraphs I and 2 of this Agreement shall cease to be binding upon Fitzgerald.

         2. EMPLOYEE RELATIONSHIPS. Fitzgerald agrees that, except in the ordinary course of her employment with the Company, and for six (6) months after termination of such employment, whether such termination be voluntary or involuntary, or with or without cause, directly or indirectly, either as an individual, officer, partner, consultant, contractor, employee, agent, shareholder or financial backer of any firm or corporation:

                  (a) enter into, with any employee of the Company, any business association or arrangement which competes or may be expected to compete with the Company;

                  (b) solicit any employee of the Company to enter into any business association or arrangement which competes or may be expected to compete with the Company;

                  (c) solicit any employee of the Company to leave the employment of the Company; or

                  (d) assist any person, firm or corporation, in any way, to do or attempt to do any of the foregoing.

         3. CONFIDENTIAL AND PROPRIETARY INFORMATION. Fitzgerald agrees that, except in the ordinary course of her employment with the Company, she will not, without the prior written consent of the Company, at any time during her employment with the Company and after termination of such employment, whether such termination be voluntary or involuntary, or with or without cause, directly or indirectly, either as an individual, officer, partner, consultant, contractor, employee, agent, shareholder or financial backer of any firm or corporation:

                  (a) disclose or furnish to any person, firm or corporation any Confidential Information; or

                  (b) use any Confidential Information for her own benefit or for the benefit of any other person, firm or corporation.

         All records, files, memoranda, reports, drawings, plans, sketches, lists, documents and the like, operations information, financial information, business forecasts, marketing and business strategies, or confidential or proprietary information of the Company and any customer information, whether prepared by Fitzgerald or others, and any and all copies thereof, are the property of the Company and, in the event of the termination of Fitzgerald's employi~i~nt with the Company, for any reason, she will promptly return to the Company any such materials in her possession.

         4. REMEDIES. Since it is recognized that irreparable damage could result to the Company from any violation of this Agreement, Fitzgerald agrees that in addition to any and all other remedies available to it, the Company shall have the remedy of a restraining order, injunction and such equitable relief as may be decreed or issued by a court of competent jurisdiction to enforce the provisions of this Agreement.

         5. ENFORCEABILITY. Should any clause or portion of this Agreement be unenforceable or be declared invalid for any reason whatsoever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement.



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         6. CONSIDERATION.

                  (a) Fitzgerald's continued employment by the Company for any period of time after the date hereof will constitute consideration for her obligations hereunder.

                  (b) As additional consideration for Fitzgerald's obligations hereunder, the Company agrees not to terminate Fitzgerald's employment with the Company unless the Company: (i) gives Fitzgerald at least twelve (12) month prior written notice of such termination, or (ii) pays to Fitzgerald, immediately following her termination, upon the terms and conditions hereinafter set forth, an amount equal to the twelve (12) month's total compensation to be paid to Fitzgerald pursuant to any then existing compensation plan in effect between the Company and Fitzgerald. The Company shall initially pay Fitzgerald one half of the twelve (12) months total compensation due her under this Agreement on a bi-weekly-basis for a period of six (6) months. The Company shall pay to Fitzgerald the remaining six (6) months total compensation due her within thirty (30) days thereafter. The Company agrees that in the event Fitzgerald has not secured employment or a contractual position, of six (6) months or more, in an executive management capacity, at the expiration of twelve (12) months following the date of her involuntary separation, that the Company will pay her up to an additional six (6) months of total compensation calculated on the same basis as recited in this section 6(b) (ii). All such additional compensation shall be paid by the Company to Fitzgerald on a bi-weekly basis and shall cease immediately upon Fitzgerald securing such employment or contractual position in an executive management capacity. Fitzgerald agrees to immediately notify the Company when she secures such position. Notwithstanding the foregoing, the Company will have no obligation to Fitzgerald under this paragraph 6(b) if the Company terminates Fitzgerald's employment with the Company because Fitzgerald violated any provision of this Agreement.

                  (c) The Company agrees that in the event Fitzgerald voluntarily terminates her employment with the Company and the Company desires to enforce the provisions of Section 1 and/or 2 of this Agreement it shall, on a bi-weekly basis, compensate Fitzgerald solely for the period in which the Company actually seeks to enforce Section 1 and/or 2 hereof (and so notifies Fitzgerald). The bi-weekly payment to be made by the Company to Fitzgerald shall be made in accordance with the terms of any then existing compensation plan in effect between the Company and Fitzgerald. In the event the Company desires not to enforce Section 1 and/or 2 hereof, (and so notifies Fitzgerald), it shall not be obligated to compensate Fitzgerald.

         7. MISCELLANEOUS. This agreement constitutes the entire agreement between Fitzgerald and the Company with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings, whether oral or written. No waiver, modification or discharge of this Agreement, or any part hereof, shall be valid or binding unless such waiver, modification or discharge shall have first been reduced to writing and signed by the party against whom enforcement thereof is sought. The terms and conditions hereof shall inure to and be binding upon the parties hereto, and their respective legal representatives, successors and assigns. This Agreement shall be construed and enforced in accordance with, and subject to, the laws of the State of New York. In any action relating to this Agreement, Fitzgerald consents to the personal jurisdiction of any court of record of the State of New York or of the United States located in the State of New York and waives all objections to the laying of venue of such action in any such court.


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         IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

COMPUTER TASK GROUP,  INC.



BY: David N. Campbell

Chairman and

Chief Executive Officer

BY: Gale S. Fitzgerald















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